Exhibit 99.3

QUANTUM VALUE MANAGEMENT, LLC

CONSOLIDATED BALANCE SHEET

UNAUDITED

As of June 30, 2006
ASSETS
CURRENT ASSETS
Cash	900
Accounts receivable (net)	10,247,781
Accounts receivable-related parties	5,157,074
Allowance for doubtful accounts	(32,156)
Inventories	10,362,274
Prepaids	526,564

Total current assets	26,262,437

FIXED ASSETS
Property, plant, equipment	1,360,307
Accumulated depreciation	(377,540)

Total fixed assets	982,767

OTHER ASSETS
Goodwill	711,707
Drawings	2,358,531
Less: Accumulated Amortization	(265,809)
Tradename	1,008,518
Bank credit facility costs	200,000
Less: Accumulated Amortization	(177,778)
Deferred tax asset	773,959

Total other assets	4,609,128

Total Assets	31,854,332

LIABILITIES AND MEMBERS EQUITY

CURRENT LIABILITIES
Accounts payable	8,734,027
Note payable - Comerica	20,000,000
Accrued expenses	6,431,557
Customer deposits	38,275
Federal income tax payable	103,554
Lines of credit	16,156,255

Total current liabilities	51,463,668

DEFERRED TAXES	566,715

LONG TERM LIABILITIES
Term loans	244,957

Total long term liabilities	244,957

Total liabilities	52,275,340

MEMBERS’ EQUITY (DEFICIT)	(19,883,174)
Net income	(537,834)

Total Liabilities & Equity	31,854,332

QUANTUM VALUE MANAGEMENT, LLC

CONSOLIDATED STATEMENT OF INCOME AND MEMBERS’ EQUITY

(DEFICIT)

UNAUDITED

	For the six month interim period ended June 30,
	2006		2005
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Sales	29,941,381	100.0%	33,187,465	100.0%

Cost of goods sold	(26,388,025)	-88.1%	(27,981,149)	-84.3%

Gross profit	3,553,356	11.9%	5,206,316	15.7%

Sales and engineering expenses	(1,277,924)	-4.3%	(1,310,932)	-4.0%

G&A expenses	(1,494,966)	-5.0%	(1,283,683)	-3.9%

Operating income	780,466	2.6%	2,611,701	7.9%

Management fee expense	0	0.0%	(121,163)	-0.4%
Interest expense	(1,672,292)	-5.6%	(1,118,959)	-3.4%

Pretax income	(891,826)	-3.0%	1,371,579	4.1%

Income tax benefit (expense)	353,992	1.2%	(659,453)	-2.0%

Income before discontinued operations	(537,834)	-1.8%	712,126	2.1%

Gain from disposition of discontinued operations	0	0.0%	4,483,955	13.5%
Loss from discontinued operations	0	0.0%	(479,056)	-1.4%

Net income (loss)	(537,834)	-1.8%	4,717,025	14.2%

QUANTUM VALUE MANAGEMENT, LLC

STATEMENT OF CASH FLOWS

UNAUDITED

	For the six month interim period ended June 30,
	2006	2005
Operating Activities
Net Income (Loss)	$(537,834)	$4,717,025

Adjustments to Reconcile Net Income (Loss) to net cash used in operating activities:
Allowance for doubtful accounts	(192,105)	114,552
Depreciation and amortization	133,169	151,603
Gain on the sale of fixed assets and discontinued operations	—	(4,004,899)
Deferred Taxes	—	—
Changes in:
Accounts Receivable	(7,759,432)	(294,314)
Intercompany receivables	—	(1,112,946)
Other receivables	—	7,617,338
Inventory	30,856	(462,634)
Prepaid Expenses	(327,093)	(188,583)
Customer Deposits	(191,492)	(891)
Accounts Payable and accrued expenses	1,783,337	1,343,763
Deposits	270,496	—
Investment securities	—	(7,175,402)
Increase / (Decrease) in Income Tax Payable	(199,986)	52,916
Intercompany payables		6,727
Other payables		(57,477)

Net Cash Used In Operating Activities	(6,990,084)	706,778

Investing Activities
Expenditures for property and equipment	427,217	(153,937)
Net activity under related party note receivable	5,347,640	—
Proceeds from sale of discontinued operations	—	—

Net Cash Provided By (Used In) Investing Activities	5,774,857	(153,937)

Financing Activities
Members’ capital contribution	—	2,136,653
Distributions to members/partners	—	(22,006,794)
Bank credit facility costs	—	(200,000)
Proceeds from short-term borrowings	—	20,000,000
Net activity under line-of-credit	2,424,156	1,145,424
Repayment of long-term debt	(1,208,929)	(1,444,600)

Net Cash Provided by Financing Activities	1,215,227	(369,317)

Net Change in Cash	—	183,524

Cash - Beginning of Period	900	31,657

Cash - End of Period	900	215,181